EXHIBIT 10.1
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of the 26th day of March, 2009, by and among Moody National REIT I, Inc., a Maryland corporation (the “Company”), Moody Securities, LLC (the “Dealer Manager”), and UMB Bank, N.A., a national banking association, as escrow agent (the “Escrow Agent”).
     WHEREAS, the Company proposes to offer for sale (the “Offering”), on a continuing basis, up to $1,100,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the terms of the prospectus (the “Prospectus”) contained in the registration statement on Form S-11, as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and dated March 26, 2009;
     WHEREAS, the Dealer Manager, a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”), has agreed to serve as the dealer manager for the Offering and will offer the Shares through other registered broker-dealers that are members of FINRA (the “Dealers”);
     WHEREAS, it is anticipated that investors will subscribe for the Shares and will provide the Dealer Manager with subscription payments for such Shares (the “Subscription Payments”), which subscriptions will be contingent upon (i) their respective acceptances by the Company and (ii) the Company’s acceptance of subscriptions aggregating $2,000,000 of Shares (the “Minimum Amount”) deposited into escrow;
     WHEREAS, the Company and the Dealer Manager desire to deposit funds contributed by the Subscribers (as defined below) with the Escrow Agent, to be held for the benefit of the Subscribers and the Company until such time as subscriptions for the Minimum Amount have been deposited into escrow or otherwise in accordance with the terms of this Agreement;
     WHEREAS, the Company and DST Systems, Inc., a Delaware corporation (the “Transfer Agent”) have entered into that certain Agency Agreement whereby the Company has appointed Transfer Agent as “transfer agent” as defined under the Securities Exchange Act of 1934;
     WHEREAS, the Escrow Agent has agreed to receive and hold in escrow all Subscription Payments until the earlier of (i) such time as subscriptions for the Minimum Amount have been received and accepted by the Company or (ii) the close of business on the date exactly one year after the original effective date of the Prospectus (the Company shall provide written notice of such date to the Escrow Agent) (the “Minimum Subscription Termination Date”), and to hold and distribute such Subscription Payments in accordance with the terms and conditions herein set forth; and
     WHEREAS, the Escrow Agent is willing to accept appointment as the escrow agent for only the expressed duties, terms and conditions outlined herein.

     NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto agree as follows:
     1. Appointment of Escrow Agent. The Company and the Dealer Manager hereby appoint the Escrow Agent to serve as escrow agent, and the Escrow Agent hereby accepts such appointment, each in accordance with the terms of this Agreement. The Company and the Dealer Manager hereby acknowledge that the status of the Escrow Agent is that of agent only for the limited purposes set forth herein, and hereby agree that they will not represent that the Escrow Agent has investigated the desirability or advisability of investment in the Shares or has approved, endorsed or passed upon the merits of the investment therein. The Company and the Dealer Manager further agree that the name of the Escrow Agent shall not be used in any manner in connection with the offer or sale of the Shares other than to state that the Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth herein.
     2. Proceeds. An investor subscribing to purchase Shares (the “Subscriber”) will be instructed by the Dealer Manager or the Dealers to remit the purchase price in the form of checks, drafts or money orders (the “Payment Instruments”) payable to the order of, or funds wired in favor of, “UMB Bank, N.A., as escrow agent for Moody National REIT I, Inc.” (the “Escrow Account”), or, after the Company meets the Minimum Amount, payable to the order of, or funds wired in favor of “Moody National REIT I, Inc.” By noon of the next business day after receipt of any Payment Instruments, the Dealer Manager or the Dealers shall remit to the Escrow Agent the Payment Instruments. Such Payment Instruments shall be retained in the Escrow Account by the Escrow Agent and invested as set forth in Section 7 and shall be deposited promptly following receipt.
     Prior to meeting the Minimum Amount and the disbursement of Collected Funds to Company in accordance with Section 4 of this Agreement, upon receipt of the Payment Instruments, Escrow Agent shall fax or scan a listing of the Subscriber name and purchase price to Transfer Agent, together with all other subscription documents sent with the Payment Instruments.
     In the event that any Payment Instruments deposited in the Escrow Account prove uncollectible after the funds represented thereby have been released by the Escrow Agent to the Company, then the Dealer Manager or Company shall promptly reimburse the Escrow Agent for any and all costs incurred for such, upon request, and the Escrow Agent shall deliver the uncollectible Payment Instrument to the Company. Notwithstanding the foregoing, if any Subscriber exercises any right provided by law to rescind his or her subscription, the Escrow Agent shall, upon notice from the Company or the Dealer Manager, return to such Subscriber all Subscription Payments pertaining to such subscription, together with any earnings thereon during the period that such payments were held by the Escrow Agent under this Agreement.
     3. Subscriber Identity. Upon receipt of a Payment Instrument by the Escrow Agent, the Dealer Manager shall furnish to the Escrow Agent each accepted Subscriber’s name, address, social security number or tax identification number, number of Shares purchased and purchase price remitted. All proceeds so deposited shall be considered the property of the Subscribers and shall be held for the benefit of such Subscribers and shall not be: (i) commingled with the monies or become an asset of the Company, or (ii) subject to any liens or charges by the Company or the Escrow Agent, or judgments or creditors’ claims against the Company, until released to the Company as hereinafter provided. The Escrow Agent will not use the information provided to it by the Company for any purpose other than to fulfill its obligations as the Escrow Agent. The Escrow Agent agrees to treat all Subscriber information as confidential.
     4. Disbursement of Proceeds. On a weekly basis, and at the end of the third business day following the Minimum Subscription Termination Date (and more frequently, if requested by the Company), the Escrow Agent shall notify the Company and Transfer Agent of the amount of Payment Instruments received (the “Collected Funds”) since the last report. If (a) the Collected Funds are in an amount equal to or greater than the Minimum Amount at any time prior to the Minimum Subscription Termination Date, and (b) an officer of the Company has delivered a an affidavit or certification to the Escrow Agent stating that (i) Collected Funds for the Minimum Amount of Shares from persons who are not affiliated with the Company or its advisor has been timely raised, (ii) the date on which the Minimum Amount were raised and (iii) the actual number of total shares sold (the “Notice”), then the Escrow Agent shall deliver the Collected Funds and all earnings thereon to the Company when and as directed by the Notice. Following such disbursement, the Escrow Account shall close and thereafter the Escrow Agent shall forward directly to the Transfer Agent, upon receipt, any subscription documents and Payment Instruments received from Subscribers.
     If the Collected Funds are not equal to the Minimum Amount on the Minimum Subscription Termination Date, the Escrow Agent shall (i) notify the Company, Transfer Agent and the Dealer Manager immediately following the Minimum Subscription Termination Date and (ii) within a reasonable time following the Minimum Subscription Termination Date, but in no event more than thirty (30) days after the Minimum Subscription Termination Date, refund to each of the Subscribers all sums paid by the Subscribers, with a pro-rata portion of any interest earned thereon, unless, prior to such Minimum Subscription Termination Date, the Minimum Subscription Termination Date has been extended by the Company for up to an additional one hundred and twenty (120) days. The Company shall provide written notice to the Escrow Agent of any such Minimum Subscription Termination Date extension.
     5. Duty and Liability of the Escrow Agent. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive the Subscribers’ Payment Instruments and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company or the Dealer Manager is complying with requirements of this Agreement or the Prospectus in tendering to the Escrow Agent said proceeds of the sale of the Shares. The Escrow Agent shall have the right to perform any of its duties hereunder through its agents, attorneys, custodians or nominees. The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult and hire counsel in respect of any question arising under this Agreement, and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.
     The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any other person by reason of this Agreement, except as otherwise stated herein, and no implied duties, covenants or obligations, fiduciary or otherwise, shall be read into this Agreement against the Escrow Agent.  In no event shall the Escrow Agent be liable, directly or indirectly, for any (i) damages, losses or expenses arising out of the services provided hereunder, other then damages, losses or expenses which have been finally adjudicated to have directly resulted from the Escrow Agent’s gross negligence or willful misconduct, or (ii) special, indirect or consequential losses or damages of any kind whatsoever (including without limitation lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action. The parties agree that the Escrow Agent has no role in the preparation of the Offering documents, has not reviewed any such documents and makes no representations or warranties with respect to the information contained therein or omitted therefrom. The Escrow Agent agrees that it may be named in the Prospectus and Offering documents, to the extent necessary to describe this Agreement and the duties of the Escrow Agent herein. The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Offering documents or the issuance, offering or sale of the Shares. The Escrow Agent shall have no duty or obligation to monitor the application and use of the Subscriber funds once transferred to the Company, that being the sole obligation and responsibility of the Company.
     6. Escrow Agent Fee. The Escrow Agent shall be entitled to compensation for its services, as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by the Company. Subject to the provisions of Section 10, the fee agreed upon for the services rendered hereunder in Exhibit A is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, in no event shall any fee, reimbursement for costs and expenses, indemnification for damages incurred by the Escrow Agent or monies whatsoever be paid out of or chargeable to the income of assets of the Escrow Account.
     7. Investment of Subscription Payments. The Escrow Agent shall invest all Collected Funds in the Fidelity Treasury 2016 (FT), or a successor or similar fund or account offered by the Escrow Agent
     Any interest received by the Escrow Agent with respect to the Collected Funds, including reinvested interest, shall become part of the proceeds of the Escrow Account (the “Escrow Income”), and shall be disbursed to the Company if Collected Funds, including interest earnings, total the Minimum Amount. Any loss or expense incurred as a result of an investment will be borne by the Escrow Account.

     The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any permitted investment.
     The Escrow Agent is hereby authorized to execute purchases and sales of permitted investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month. No statement need be rendered for the Escrow Account if no activity occurred for such month.
     The Company and the Dealer Manager acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of permitted investments. Proceeds of a sale of permitted investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such permitted investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.
     8. Tax Reporting. As of each calendar year-end, the Escrow Agent shall report to the Internal Revenue Service (the “IRS”) and to the Company or Subscribers all income earned from the investment of any sum held in the Escrow Account against the Company or each Subscriber, as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”). For the avoidance of doubt, all interest or other taxable income earned on the Collected Funds in any tax year shall be taxable to the person or entity receiving the interest or other taxable income.
     The Company shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate IRS forms W-9 or W-8 and other forms and documents that the Escrow Agent may reasonably request. The parties hereto understand that if such tax reporting documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any interest or other income earned on the Collected Funds pursuant to this Agreement for the Escrow Agent is not required to prepare and file any income or other tax returns applicable to the Escrow Account with the IRS or required state and local departments of revenue for years income is earned in any particular tax year. Any taxes payable on income earned from the investment of any sums held in the Escrow Account shall be paid by the Company or each Subscriber, whether or not the income was distributed by the Escrow Agent during any particular year and to the extent required under the provisions of the Code.
     To the extent that payment is due on any taxes in respect of income derived from the investment of funds held or payments made hereunder, the Escrow Agent shall satisfy such liability to the extent possible from the Collected Funds and the Escrow Agent shall not be liable for the payment of such taxes in the event the Collected Funds are insufficient to pay such taxes. The Company agrees to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on or with respect to any payment or other activities under this Agreement unless any such tax, addition for late payment, interest, penalties and other expenses shall arise out of or be caused by the gross negligence or willful misconduct of the Escrow Agent.
     9. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and written confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to the United Parcel Service or similar overnight courier or the Express Mail service maintained by the United States Postal Service and sent via overnight delivery or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:
If to Company:
Moody National REIT I, Inc.
6363 Woodway, Suite 110
Houston, TX 77057
Attention: Brett C. Moody
Fax: 713-977-7505
If to the Dealer Manager:
Moody Securities, LLC
2010 Main Street, Suite 300
Irvine, CA 92614
Attention: Mary E. Smith
Fax: 949-786-7501
If to the Escrow Agent:
UMB Bank, N.A.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, Missouri 64106
Attn: Lara Stevens
Corporate Trust
Telephone: 816-860-3017
Fax: 816-860-3029
If to the Transfer Agent:
1055 Broadway, 7th Floor
Kansas City, Missouri 64105
Attn: Group Vice President-Full Service

Facsimile No.: 816-435-3455
Wires to the Escrow Agent should be directed to the following:
UMB Bank, N.A.
ABA Routing Number: 101000695
Account Number: 9871737772
Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.
     10. Indemnification of the Escrow Agent. The Company and the Dealer Manager hereby jointly and severally indemnify and hold the Escrow Agent (and its officers, directors, employees and agents) harmless from and against any and all loss, claim, liability, cost, damage and expense, including, without limitation, reasonable counsel fees and expenses, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Escrow Agent. The provisions of this section shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.
     11. Attachment of Escrow Account; Compliance with Legal Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ order or decree it shall not be liable to any of the parties hereto or to any other person, firm of corporation, by reason of such compliance notwithstanding such writ, order or decree by subsequently reversed, modified, annulled, set aside or vacated.
     12. Successors and Assigns.
          (i) Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties hereto.
          (ii) Notwithstanding the above, any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.
     13. Term. This Agreement shall terminate within thirty (30) days of receipt of written notice of termination by the Company and the Dealer Manager to the Escrow Agent. In the event of the release of all Subscriber funds and all accrued interest in accordance with Section 4 of this Agreement, this Agreement shall terminate and the Escrow Agent shall be relieved of all responsibilities in connection with the Escrow Account, except claims which are occasioned by its gross negligence or willful misconduct.
     14. Governing Law; Jurisdiction. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Missouri, without giving effect to the principles of conflicts of laws thereof. Each party hereby consents to the personal jurisdiction and venue of any court of competent jurisdiction in the State of Missouri.
     15. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.
     16. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.
     17. Entire Agreement; Counterparts. This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow. This Agreement, and any amendments hereto, may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suite in the appropriate court of law.
     18. Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     19. Disputes. In the event of a disagreement among any of the parties to this Agreement, or among them or any other person resulting in adverse claims and demands being made in connection with or from any property in the Escrow Account, the Escrow Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any property then held by it in the Escrow Account under this Agreement, and in so doing, the Escrow Agent shall be entitled to continue to refrain from acting until (i) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the property involved herein or affected hereby or (ii) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto.
     In the event of such dispute, the Escrow Agent shall be entitled, in its discretion and judgment, to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as the Escrow Agent deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. In the event of any uncertainty as to its duties hereunder, the Escrow Agent may refuse to act under the provisions of this Agreement pending order of a court of competent jurisdiction and the Escrow Agent shall have no liability to the Company, the Dealer Manager or to any other person as a result of such action. Any such legal action may be brought in such court as the Escrow Agent shall determine to have jurisdiction thereof. The filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation earned prior to such filing.
     20. Limited Purpose. The Company and the Dealer Manager hereby acknowledge that the Escrow Agent is serving as the escrow agent only for the limited purposes herein set forth, and hereby agree that they will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, have investigated the desirability or advisability of investment in the Company or have approved, endorsed or passed upon the merits of the Shares, nor shall they use its name in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that the Escrow Agent has agreed to serve as the Escrow Agent for the limited purposes set forth herein.
     21. Resignation. The Escrow Agent may resign upon thirty (30) days advance written notice to the Company and the Dealer Manager. Such resignation shall become effective on the date specified in such notice, which shall be not earlier than thirty (30) days after such written notice has been given. In the event of any such resignation, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America, shall be appointed by the mutual agreement of the Company and the Dealer Manager. Any such successor escrow agent shall deliver to the Company and the Dealer Manager a written instrument accepting such appointment, and thereupon shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Account from the Escrow Agent. The Escrow Agent shall promptly pay the Subscription Payments in the Escrow Account, including interest thereon, to the successor escrow agent. If a successor escrow agent is not appointed by the Company or the Dealer Manager within the thirty (30) day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent. All costs, expenses and reasonable attorneys fees the Escrow Agent incurs in connection with such proceeding shall be paid by the Company.
     22. Removal. The Escrow Agent may be jointly removed by the Company and the Dealer Manager at any time, by written notice executed by both of them (which may be executed in counterparts) provided to the Escrow Agent, which instrument shall become effective on the date specified in such written notice. The removal of the Escrow Agent shall not deprive the Escrow Agent of its compensation earned prior to such removal. In the event of any such removal, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America, shall be appointed by the mutual agreement of the Company and the Dealer Manager. Any such successor escrow agent shall deliver to the Company and the Dealer Manager a written instrument accepting such appointment, and thereupon shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Account from the Escrow Agent. The Escrow Agent shall promptly pay the Subscription Payments in the Escrow Account, including interest thereon, to the successor escrow agent. If a successor escrow agent is not appointed by the Company or the Dealer Manager within the thirty (30) day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent. All costs, expenses and reasonable attorneys fees the Escrow Agent incurs in connection with such proceeding shall be paid by the Company.
     23. Maintenance of Records. The Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement, and as may from time to time be reasonably requested by the Company before such termination, the Escrow Agent shall provide the Company with a copy of such records, certified by the Escrow Agent to be a complete and accurate account of all transactions hereunder. The authorized representatives of the Company and the Dealer Manager shall also have access to the Escrow Agent’s books and records to the extent relating to its duties hereunder, during normal business hours upon reasonable notice to the Escrow Agent, and at the requesting party’s expense.
     24. Force Majeure. No party to this Agreement shall be liable to any other party for losses arising out of, or the inability to perform its obligations under the terms of this Agreement, due to acts of God, which shall include, but shall not be limited to, fire, floods, strikes, mechanical failure, war, riot, nuclear accident, earthquake, terrorist attack, computer piracy, cyber-terrorism or other acts beyond the control of the parties hereto.
     25. Representatives. The applicable persons designated on Exhibit B hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any written directions, to amend, modify or waive any provision of this Agreement and to take any and all other actions on behalf of the Company or Dealer Manager, as applicable, under this Agreement, all without further consent or direction from, or notice to, it or any other party.
     26. USA PATRIOT Act. Company and Dealer Manager acknowledge that a portion of the identifying information set forth on Exhibit B is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L. 107-56 (the “Act”), and Company and Dealer

Manager agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner. The Company and the Dealer Manager each represents that its respective identifying information set forth on Exhibit B, including without limitation, its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of the Escrow Funds.
     27. Illegal Activities. Escrow Agent shall have the rights in its sole discretion to not accept appointment as escrow agent and reject funds and collateral from any party in the event that Escrow Agent has reason to believe that such funds or collateral violate applicable banking practices or applicable laws or regulations, including but not limited to the Patriot Act. In the event of suspicious or illegal activity and pursuant to all applicable laws, regulations and practices, the other parties to this Agreement will assist Escrow Agent and comply with any reviews, investigations and examinations directed against the deposited funds.
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  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first set forth above.

MOODY NATIONAL REIT I, INC., a Maryland corporation, the Company

By:	/s/ Brett C. Moody
Name:	Brett C. Moody
Title:	Chief Executive Officer and President

MOODY SECURITIES, LLC, a Delaware limited liability company, as Dealer Manager

By:	/s/ Mary Smith
Name:	Mary Smith
Title:	President

UMB BANK, N.A., a national banking association, as Escrow Agent

By:	/s/ Lara L. Stevens
Name:	Lara L. Stevens
Title:	Vice President

EXHIBIT A
These fees are based upon our current understanding of our duties under the escrow agreement. Escrow Agent reserves the right to adjust its fees should the duties change under the agreement.
ONE-TIME ESCROW AGENT FEE

Review escrow agreement and establish account	$8,000.00
TRANSACTION FEES

(a) per outgoing disbursement	$25.00
(b) per form 1099 (Int., B or Misc.)	$15.00
(c) per investment purchase, sale or settlement	$35.00	*

*	Excludes money market transactions
Fees specified are for the regular, routine services contemplated by the Escrow Agreement, and any additional or extraordinary services, including but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in its existence, will be charged based upon time required at the then standard hourly rate. In addition to the specified fees, all expenses related to the administration of the Escrow Agreement (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, postage, shipping, courier, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable. The escrow agent fee will be payable at the initiation of the escrow and will be for a period of one year. If the escrow period extends beyond one year, an additional escrow agent fee of $750.00 per month will be payable.
The Escrow Agent shall have the right to perform its duties under the Escrow Agreement either directly or through agents and shall not be responsible for any misconduct or negligence on the part of any agent appointed or chosen by it with due care. The Company shall reimburse the Escrow Agent for any reasonable expenses incurred by the Escrow Agent in the hiring of any third party agent with the duties set forth in this Agreement. Such expenses are estimated to be $3,000.00 and are included in the One-Time Escrow Agent fee stated above.

Exhibit B

Company
Representative:	The following individual(s) is hereby appointed as representative of the Company under the Escrow Agreement:

Name:	Specimen Signature:

Name:	Specimen Signature:

Dealer Manager
Representative:	The following individual(s) is hereby appointed as representative of the Dealer Manager under the Escrow Agreement:

Name:	Specimen Signature:

Name:	Specimen Signature: